EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-232250 of Huntington Ingalls Industries, Inc. on Form S-8 of our report dated June 24, 2022, relating to the financial statements of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees appearing in this Annual Report on Form 11-K of the Huntington Ingalls Industries, Inc. Newport News Operations Savings (401(k)) Plan for Union Eligible Employees for the year ended December 31, 2021.
/s/ DELOITTE & TOUCHE LLP
Richmond, Virginia
June 24, 2022